Exhibit 99.1

Polished.com Announces Filing of Restated and Delayed Financial Statements and Release of Results for Q1 2023

Filings Position Company to Meet Reporting Obligations and Retain Listing on NYSE American

Provides Estimated Financials for Q2 2023 and Updated Outlook for the Full Year

Secures Amendment to May 2022 Credit Agreement and Maintains Relationship with its Lending Bank

BROOKLYN, N.Y.--(BUSINESS WIRE)-- Polished.com Inc. (NYSE American: POL) (“Polished” or the “Company”) today announced that it is filing all restated and/or delayed financial statements for Fiscal Year 2021 and Fiscal Year 2022 and is filing its results for the first quarter of Fiscal Year 2023. As a result, the Company will be current with its financial reporting obligations and is positioned to retain its listing status on the NYSE American. The Company’s filings and supplemental information can be found on its investor relations website: https://investor.polished.com/financials/sec-filings.

The process of filing amended and delayed financial statements was extensive because it entailed onboarding a new audit firm and the auditing of the previously filed financial reports since the Company’s merger and initial public offering (“IPO”) in 2021. The audit resulted in a restatement of the Fiscal Year 2021 and first quarter of Fiscal Year 2022 results, as well as a reevaluation of the Company’s goodwill associated with the IPO.

Rick Bunka, Chief Executive Officer, commented:

“Since new management joined in October 2022, we have been intensely focused on addressing the findings of the Audit Committee’s 2022 investigation and putting Polished on stronger footing. We have achieved the first round of milestones that include becoming current on financial reporting obligations and positioning the Company’s securities to preserve their listing status. This said, we acknowledge that the unwelcomed events of the past year were disruptive for our business, suppliers, partners, shareholders and warrant holders. Fortunately, reaching initial milestones and remediating past issues will allow the management team to continue its focus on attaining greater stability, producing profitable growth and resuming normalized communication with the market.

Importantly, while the restated performance of the business in Fiscal Year 2022 was extremely disappointing, our first quarter results demonstrate that while operating on reduced volume, the Company can deliver more normalized margins and earnings within the constraints of a difficult consumer spending environment. We intend to spend the rest of this fiscal year establishing a stronger infrastructure, identifying more efficiencies and making sure we remain a destination of choice for customers. By taking the right steps over the duration of 2023, which is a fix-and-rebuild year, we will be well positioned to pursue profitable growth and enhanced value in 2024 and beyond.”

Polished also provided updates on its capital position, outlook and strategic review.

Top Metrics – First Quarter 2023

•	Net product sales for the quarter were $95.4 million, compared to $148.7 million in the prior year period.

•	Gross profit for the quarter was $21.1 million (22.2% margin), compared to $30.8 million (20.7% margin) in the prior year period.
•	Net loss for the quarter was $2.8 million, or $0.03 per diluted common share, compared to net income of $5.8 million, or $0.05 (restated) per diluted common share, in the prior year period.
•	Adjusted EBITDA for the quarter was $1.9 million.

Top Metrics – FY 2022

•	Net product sales for the year were $534.5 million, compared to $345.7 million for the prior year.

•	Gross profit for the year was $89.5 million (16.7% margin), compared to $69.8 million (20.2% margin) for the prior year.

•	Net loss for the year was $126 million, or $1.18 per diluted common share, compared to a net loss of $7.6 million, or $0.12 per diluted common share, in the prior year. This was largely driven by factors that include an impairment charge of $109.1 million.

•	Adjusted EBITDA for the year was $1.2 million.

Top Metrics – Amended and Restated FY 2021 Results

•	Net product sales for the year ended December 31, 2021 were $345.7 million versus previously reported net sales of $362.3 million. The reduction in revenue of $16.6 million comprised the following: (1) an increase in the allowance for sales returns of $7.4 million, (2) revenue of $8.1 million that should be recognized in 2022, and (3) sales tax collections of $1.1 million improperly recognized as revenue.

•	Gross profit for the year was $69.8 million versus a previously reported figure of $79.6 million.

•	Net loss for the year ended December 31, 2021 was $7.6 million, or $0.12 per diluted common share, versus reported net income of $7.7 million, or $0.10 per diluted common share.

Update on Capital Position, Outlook and Ongoing Review Process

•	As of June 30, 2023, the Company had $8.7 million in cash and cash equivalents and $5.6 million in restricted cash relative to $102.8 million in debt. At this time, the Company has sufficient cash to fund its operations and it does not anticipate the need to raise capital to sustain operations.

•	The Company has secured an amendment (the “Amended Credit Agreement”) to its May 2022 credit agreement that revises the new EBITDA covenant and minimum liquidity provision. The amendment requires the Company to repay its existing term loan and any revolving loans by August 31, 2024. To help Polished maintain optimal flexibility and liquidity, the Company has started working with an independent financial advisor to explore options for replacing the loan. Additional information pertaining to the Amended Credit Agreement can be found on a Form 10-K that will be filed by the Company with the U.S. Securities and Exchange Commission.

•	Due to extended disruptions associated with remediating legacy issues and the significant, unexpected decline in discretionary spending, which has impacted the broader household appliances market, Polished is estimating Net Sales of between $85 million and $90 million and low-single-digit EBITDA margins for the second quarter.

o	The Company expects to generate annualized Net Sales of between $375 million and $400 million and low-single-digit EBITDA margins for the full year.

o	These expectations are as of July 31, 2023, and remain subject to substantial uncertainty. Results are unpredictable and may be materially affected by various factors, such as the economy, inflation, interest rates, regional labor markets, supply chain constraints and other variables.

•	The Board of Directors and management continue to work with independent advisors to evaluate strategic alternatives that can maximize value. There is no assurance that this ongoing process will result in any transaction or sale of the Company.

Conference Call

The Company will host an investor conference call at 8:30 a.m. ET on Friday, August 4, 2023 to review its results. The phone number for the investor conference call is 1-844-881-0136 (toll-free) or 1-412-902-6507 (international); please ask to join the Polished Investor Conference Call. This call and all supplemental information can be accessed on the Company’s investor relations site at https://investor.polished.com.

ABOUT POLISHED

Polished is raising the bar, delivering a world-class, white-glove shopping experience for home appliances. From the best product selections from top brands to exceptional customer service, we are simplifying the purchasing process and empowering consumers as we provide a polished experience, from inspiration to installation. A product expert helps customers get inspired and imagine the space they want, then shares fresh ideas, unbiased recommendations and excellent deals to suit the project's budget and style. The goal is peace of mind when it comes to new appliances. Polished perks include its "Love-It-Or-Return-It" 30-day policy, extended warranties, the ability to arrange for delivery and installation at your convenience and other special offers. Learn more at www.Polished.com.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will", "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company's current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company’s control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those described more fully in the section titled "Risk Factors" of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

NON-GAAP FINANCIAL MEASURES

The Company's audited consolidated financial statements and unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company believes the non-GAAP financial measures presented in this press release will help investors understand the financial condition and operating results of the Company and assess the Company’s future prospects. The Company believes these non-GAAP financial measures, each of which is discussed in greater detail below, are important supplemental measures because they exclude unusual or non-recurring items as well as non-cash items that are unrelated to or may not be indicative of our ongoing operating results. Further, when read in conjunction with GAAP results, these non-GAAP financial measures provide a baseline for analyzing trends in our underlying businesses and can be used by management as a tool to help make financial, operational and planning decisions. Finally, these measures are often used by analysts and other interested parties to evaluate companies in our industry by providing more comparable measures that are less affected by factors such as capital structure.

The Company recognizes that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company. In order to compensate for these and the other limitations discussed below, management does not consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with GAAP. Readers should review the reconciliations below and should not rely on any single financial measure to evaluate our business.

The non-GAAP financial measure used in this press release is adjusted EBITDA. The Company defines adjusted EBITDA as net income before income taxes, depreciation and amortization, financing costs, interest expense, sales tax accrual and one-time non-operational events. Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered an alternative to any financial measure that was calculated under GAAP. Adjusted EBITDA is used to facilitate a comparison of the ordinary, ongoing and customary course of the operations of the combined company on a consistent basis from period to period and provide an additional understanding of factors and trends affecting the business of the Company. Adjusted EBITDA may not be comparable to similarly titled non-GAAP measures used by other companies as other companies may have calculated the measures differently.

The reconciliation of adjusted EBITDA to net income for the Company is provided below (in thousands):

Q1 2023:

Three Months Ended
March 31, 2023
Net loss for three months ended March 31, 2023	$(2,761)
Depreciation and amortization	1,070
Interest expense	1,882
Income tax expense	104

EBITDA	295
Adjustments
Loss on change in fair value of derivative contract	1,325
Management fee	63
Stock compensation expense	188

ADJUSTED EBITDA	$1,871

FY 2022:

Year-Ended
December 31, 2022
Net loss for year	$(125,965)
Depreciation and amortization	11,456
Interest expense	3,421
Income tax benefit	(8,409)

EBITDA	(119,497)
Adjustments
Impairment of goodwill and intangible assets	109,140
Loss on settlement of debt	3,240
Estimated penalty and interest for late filing sales tax	2,123
Negotiated settlement of fees related to Appliances Connection Acquisition	1,750
Specific inventory reserves	1,100
Allowance for doubtful accounts	900
Severance payments	613
Sales tax audit findings	400
Fee to re-audit 2021	465
Delaware 405 lawsuit	475
Miscellaneous other items	516

ADJUSTED EBITDA	$1,225

CONTACTS

Investor Relations

ir@polished.com